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Exhibit 23

Consent of Independent Auditors

Board of Directors
Forest Oil Corporation:

We consent to incorporation by reference in the registration statement (No. 33-59504) on Form S-8 of Forest Oil Corporation—Retirement Savings Plan of Forest Oil Corporation of our report dated June 12, 2002, relating to the statements of net assets available for plan benefits of the Retirement Savings Plan of Forest Oil Corporation as of December 31, 2001 and 2000 and the related statements of changes in net assets available for plan benefits for the years then ended and related schedule for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the Retirement Savings Plan of Forest Oil Corporation.

KPMG LLP

Denver, Colorado
June 28, 2002

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  Exhibit 23
Consent of Independent Auditors